UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K


                                CURRENT REPORT
    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): March 11, 2005


                             FLOWSERVE CORPORATION
            (Exact Name of Registrant as Specified in its Charter)


         New York                     1-13179                 31-0267900
(State or Other Jurisdiction    (Commission File Number)    (IRS Employer
      of Incorporation)                                     Identification No.)


    5215 N. O'Connor Blvd., Suite 2300, Irving, Texas            75039
       (Address of Principal Executive Offices)                (Zip Code)


                                (972) 443-6500
             (Registrant's telephone number, including area code)


                                      N/A
         (Former Name or Former Address, if Changed Since Last Report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    Entry into a Material Definitive Agreement.

         Transitional Executive Security Plan
         ------------------------------------

         A search for a new chief executive officer is being conducted by a transition committee of Flowserve Corporation's (the "Company") Board of Directors following the previously announced joint agreement between the Board and C. Scott Greer, President and Chief Executive Officer, not to renew Mr. Greer's employment agreement with the Company. The Board of Directors has adopted a Transitional Executive Security Plan (the "Plan"), effective as of March 14, 2005, to promote continuity in management during this transition period. The Board concluded that the Plan is appropriate and desirable to promote management stability while the Company is experiencing increased bookings and stronger business conditions in many of its markets. The Board is optimistic about the Company's business prospects and decided to adopt the Plan as a special incentive to retain and motivate the senior management staff during the chief executive officer search period.

         The Plan provides for two mutually exclusive benefits. First, the Company will pay a cash lump sum equal to twelve (12) months base pay to any participant who remains employed by the Company through the first anniversary of the date as of which a new Chief Executive Officer commences employment with the Company. Second, the Company will pay a cash lump sum equal to eighteen (18) months base pay to any participant whose employment is terminated by the Company without cause (as defined in the Plan) before such date (unless such participant is entitled to benefits under a change in control severance plan maintained by the Company). In addition, for any participant who is eligible for such a severance payment under the Plan, the Company will provide continued welfare benefits for nine (9) months (reduced by benefits from any subsequent employer), and all outstanding equity awards granted to the Participant will immediately vest in full and generally remain exercisable (if applicable) for a period of 180 days following termination of employment. In either case, the payment of benefits is conditioned upon a customary release of claims by the Participant.

         The following executive officers of the Company participate in the
Plan: Lew Kling, Ron Shuff, Mark Blinn, Cheryl Thompson, Linda Jojo, and John Jacko. Certain other officers of the Company also participate in the Plan, and the Company's Organization and Compensation Committee (which administers the
Plan) may name additional participants from time to time.

         The foregoing brief summary of the Plan is qualified in its entirety by the copy of the Plan that is attached hereto as Exhibit 10.1 and incorporated herein by reference.

         2004 Annual Incentive Plan Awards and 2005 Salary Adjustments
         -------------------------------------------------------------

         Effective March 11, 2005, the Company's Organization and Compensation Committee approved 2004 Annual Incentive Plan ("AIP") awards to certain executive officers in the amounts set forth in the chart below. The chart also sets out the base salaries of those executives as adjusted for 2005.

Executive                             Salary              AIP Award
---------                             ------              ---------

Scott Greer                           $810,000.00        $917,700.00
Lew Kling                             $520,000.00        $256,468.85
Ron Shuff                             $310,500.00        $194,683.50
Mark Blinn                            $406,500.00         $42,983.60
Cheryl Thompson                       $264,500.00        $154,698.00
Linda Jojo                            $258,500.00         $61,968.03
John Jacko                            $253,000.00        $145,521.00

         The AIP awards noted above were calculated and granted pursuant to the AIP formula which was established and approved by the Organization and Compensation Committee in early 2004. This formula contained target metrics for corporate cash flow and operating income. The Company announced on February 7, 2005 that it had generated sufficient cash to repay debt totaling $210 million, which was far above the AIP target. In calculating operating income under the AIP formula, certain special compliance costs relating to the Sarbanes-Oxley Act of 2002 were excluded, since these were deemed to be, for the purposes of the AIP, unusual expenses outside the AIP formula. The Company also announced on February 7, 2005 that it had incurred approximately $16 million of increased costs for Sarbanes-Oxley compliance in 2004.

         The AIP awards for Mr. Kling, Mr. Blinn and Ms. Jojo noted above were reduced on a pro-rata basis to reflect the fact that they joined the Company during 2004 and thus reflect their actual months of Company service during the year.

ITEM 9.01.   Financial Statements and Exhibits.

         (c) Exhibits.

Exhibit No.       Description
-----------       -----------

Exhibit 10.1      Flowserve Corporation Transitional Executive Security Plan

                                  SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                               FLOWSERVE CORPORATION


Dated: March 17, 2005                          By: /s/ Ronald F. Shuff
                                                   ------------------------
                                               Ronald F. Shuff
                                               Vice President, Secretary and
                                               General Counsel

                                 EXHIBIT INDEX

Exhibit No.       Description
-----------       -----------

Exhibit 10.1      Flowserve Corporation Transitional Executive Security Plan